Exhibit 99.1

FIG Partners Bank CEO Forum September 28 - 29, 2015 Merchants Bancshares, Inc. South Burlington, VT

2 FIG Partners Bank CEO Forum September 28 - 29, 2015 Special Note This presentation contains some statements that may constitute forward - looking statements . Forward - looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts . The forward - looking statements reflect Merchants’ current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants’ actual results to differ significantly from those expressed in any forward - looking statement . Forward - looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants’ control and which could materially affect actual results . The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants’ markets, and changes in the financial condition of Merchants’ borrowers . The forward - looking statements contained herein represent Merchants’ judgment as of the date of this release, and Merchants cautions readers not to place undue reliance on such statements . For further information, please refer to Merchants’ reports filed with the Securities and Exchange Commission .

3 FIG Partners Bank CEO Forum September 28 - 29, 2015 Company Representatives Michael R. Tuttle, President & CEO of Merchants Bancshares, Inc . mtuttle@mbvt.com 802 - 865 - 1808 Geoffrey R. Hesslink, President & CEO of Merchants Bank ghesslink@mbvt.com 802 - 865 - 1601 Please visit our website at mbvt.com

4 FIG Partners Bank CEO Forum September 28 - 29, 2015 Experienced Management Team ▪ Michael R. Tuttle, Merchants Bancshares, President and Chief Executive Officer, 35 years of banking experience including 25 years with Merchants. Mike’s background and experience is concentrated in credit and lending . ▪ Geoffrey R. Hesslink , Merchants Bank, President and Chief Executive Officer, 26 years banking experience including 20 years with Merchants. Geoffrey’s background and experience is concentrated in credit and lending . ▪ Marie A. Thresher, Merchants Bank, Executive Vice President and Chief Operating Officer. Marie has over 20 years experience in financial services and risk management at regional and national financial institutions.

5 FIG Partners Bank CEO Forum September 28 - 29, 2015 Corporate Profile ▪ Largest statewide independent bank in Vermont ▪ Strong management team ▪ Solid track record – strong earnings, core funding and pristine asset quality ▪ 5.6% Tangible Book Value (TBV) Compound Annual Growth Rate (CAGR) since 2005

6 FIG Partners Bank CEO Forum September 28 - 29, 2015 At a Glance At June 30, 2015 Assets (YTD Average) $1.72 Billion Loans (YTD Average) $1.20 Billion Deposits (YTD Average) $1.34 Billion Trust Assets $ 661 Million Tangible Book Value per share $20.35 Dividend 75th consecutive quarterly payment 39 th consecutive quarter @ current payout - $.28 ----------------------------------------------------------------------------------------------------------------- As of September 22, 2015 Market capitalization $186.09 Million Average Daily Volume 9,077 Shares Current Stock Price $29.05 Annual dividend rate/yield $1.12/3.87%

7 FIG Partners Bank CEO Forum September 28 - 29, 2015 8 Year Total Return Data source: SNL.com 1/7/2007 through 6/30/2015 110.10% - 17.48% 78.28% -40.00% -20.00% 0.00% 20.00% 40.00% 60.00% 80.00% 100.00% 120.00% 140.00% Merchants SNL US Bank Russell 3000

8 FIG Partners Bank CEO Forum September 28 - 29, 2015 Merchants Bancshares, Inc. Recent Accolades ▪ Merchants Bank ranked 46th out of 750 banks with less than $2B in assets in American Banker Magazine’s list of “best performers” as measured by return on average equity (“ROAE”) for the three years ended 2014. ▪ The ABA Banking Journal ranked banks across the country with assets between $1 billion and $10 billion. Merchants Bank ranked number 18 in ROAE for 2013.

9 FIG Partners Bank CEO Forum September 28 - 29, 2015 32 Locations in Vermont

10 FIG Partners Bank CEO Forum September 28 - 29, 2015 Vermont Marketplace

11 FIG Partners Bank CEO Forum September 28 - 29, 2015 Vermont’s Economy Mirrors U.S. Economy VT source - http://www.vtlmi.info U.S. Source - http://www.bls.gov Vermont U.S. VT - U.S. Goods Producing 15.3% 14.0% 1.2% Trade Transportation and Utilities 18.0% 19.0% -1.1% Information 1.6% 2.0% -0.4% Financial Activities 3.9% 5.8% -1.9% Professional and Business Services 8.8% 14.0% -5.2% Educational and Health Services 20.2% 15.3% 4.8% Leisure and Hospitality 11.5% 11.2% 0.3% Other Services 3.4% 4.0% -0.7% Government 17.3% 14.6% 2.8% June 2015 Employment Shares

12 FIG Partners Bank CEO Forum September 28 - 29, 2015 Healthy Vermont Labor Markets VT Source - http://www.vtlmi.info / U.S. Source - http://www.bls.gov/ Unemployment Rate Median Income $38,000 $40,000 $42,000 $44,000 $46,000 $48,000 $50,000 $52,000 $54,000 $56,000 $58,000 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 Vermont U.S. 5.3% 3.6% 3 5 7 9 11 Jan 2009 May 2009 Sept 2009 Jan 2010 May 2010 Sept 2010 Jan 2011 May 2011 Sept 2011 Jan 2012 May 2012 Sept 2012 Jan 2013 May 2013 Dec 2013 May 2014 Dec 2014 Jun 2015 United States Vermont

13 FIG Partners Bank CEO Forum September 28 - 29, 2015 Financial Metrics

14 FIG Partners Bank CEO Forum September 28 - 29, 2015 Average Loan Growth (in thousands) $500,000 $600,000 $700,000 $800,000 $900,000 $1,000,000 $1,100,000 $1,200,000 $1,300,000 2008 2009 2010 2011 2012 2013 2014 Jun-15 Compound Annual Growth Rate (CAGR) – 5.55%

15 FIG Partners Bank CEO Forum September 28 - 29, 2015 Loan Composition June 2015 2010 C & I 12.3% CRE 34.9% Residential 45.3% Municipal 7.5% Intentional shift toward CRE, C&I and Municipal C & I 15.0% CRE 37.1% Residential 39.9% *Municipal 5.2% * At July 15 th Municipals were 7.4% of total loans.

16 FIG Partners Bank CEO Forum September 28 - 29, 2015 Commercial Real Estate Loan Type Collateral Type June 2015 Low risk loan portfolio Well diversified collateral structure Owner Occupied 41.1% Non - Owner Occupied 36.7% Multi - Family 14.6% Construction & Development 7.6% Apartments , 17.4% Hotel/Motel, 3.8% Industrial Building , 14.1% Office Building, 12.9% Retail/Mixed Use , 21.3% Other , 15.9% Residential, 1 - 4 Units, 10.5% Education, 3.7%

17 FIG Partners Bank CEO Forum September 28 - 29, 2015 Superior Asset Quality Peer Group consists of banks in New England and New York – see Appendix (NPAs as a % of Total Assets) 0.92% 1.05% 0.29% 0.18% 0.17% 0.06% 0.05% 0.08% 0.58% 1.34% 1.29% 1.36% 1.24% 1.19% 0.84% 0.70% 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% 1.40% 1.60% 2008 2009 2010 2011 2012 2013 2014 Q2 2015 Merchants Peer Group

18 FIG Partners Bank CEO Forum September 28 - 29, 2015 Negligible Credit Losses (Charge offs as % of total loans) Peer Group consists of banks in New England and New York – see Appendix * Q2 Peer data was not available at time of reporting. 0.07% 0.19% - 0.09% 0.01% 0.00% - 0.02% - 0.01% 0.00% 0.32% 0.24% 0.25% 0.20% 0.20% 0.13% 0.03% -0.25% 0.00% 0.25% 0.50% 2008 2009 2010 2011 2012 2013 2014 YTD June 2015* MBVT Net Charge-offs Peer Net Charge-offs

19 FIG Partners Bank CEO Forum September 28 - 29, 2015 Average Customer Funding Growth* (in thousands ) * Includes deposits and customer repurchase agreements $800,000 $900,000 $1,000,000 $1,100,000 $1,200,000 $1,300,000 $1,400,000 $1,500,000 $1,600,000 $1,700,000 2008 2009 2010 2011 2012 2013 2014 Jun-15 Compound Annual Growth Rate (CAGR) – 6.41%

20 FIG Partners Bank CEO Forum September 28 - 29, 2015 Customer Funding Composition Intentional shift in funding composition to provide low cost and stable funding Demand 11% Money Market 22% Savings & NOW 22% Time 28% Customer Repo 17% Demand 26% Savings & NOW 15% Money Market 29% Time 17% Customer Repo 13% 2010 June 2015

21 FIG Partners Bank CEO Forum September 28 - 29, 2015 Low Deposit Cost $322,772 38.36% $385,121 41.38% $206,728 22.23% $217,978 25.13% $221,004 23.74% $281,865 27.02% Peer Group consists of banks in New England and New York – see Appendix 0.53% 0.40% 0.29% 0.26% 0.26% 0.21% 0.20% 1.05% 0.83% 0.63% 0.49% 0.43% 0.42% 0.42% 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% 2010 2011 2012 2013 2014 Q1 2015 Q2 2015 NIM % MBVT Peers

22 FIG Partners Bank CEO Forum September 28 - 29, 2015 Capital Ratios As defined under Basel III final rules including fully phased in capital conservation buffer. Strong, increasing capital on low risk profile 5.00% 7.00% 8.50% 10.50% 8.24% 9.89% 12.59% 13.58% 8.97% 13.58% 15.59% 16.84% 4.00% 5.00% 6.00% 7.00% 8.00% 9.00% 10.00% 11.00% 12.00% 13.00% 14.00% 15.00% 16.00% 17.00% Tier 1 Leverage Common Equity Tier 1 Capital Tier 1 Risk Based Total Risk Based Regulatory Well Capitalized December 31, 2006 June 30, 2015

23 FIG Partners Bank CEO Forum September 28 - 29, 2015 Margin History 3.14% 3.10% 3.10% 3.06% 3.03% 2.93% 2.95% 2.95% 2.85% 2.95% 3.05% 3.15% 3.25% 3.35% Q3 2013 Q4 2013 Q1 2014 Q2 2014 Q3 2014 Q4 2014 Q1 2015 Q2 2015 NIM %

24 FIG Partners Bank CEO Forum September 28 - 29, 2015 Margin History – Risk Adjusted Note: Risk adjusted NIM computed by subtracting MBVT NCO/Avg. Loan Percent from Peer group NCO/Avg. Loan Percent plus MBVT Ac tual NIM 3.80% 3.65% 3.51% 3.28% 3.15% 3.03% 2.91% 2.94% 3.92% 4.05% 3.76% 3.49% 3.27% 3.15% 2.99% 3.07% 3.46% 3.43% 3.40% 3.41% 3.22% 3.25% 3.15% 3.13% 2.75% 2.95% 3.15% 3.35% 3.55% 3.75% 3.95% 4.15% 4.35% 2009 2010 2011 2012 2013 2014 Q1 2015 Q2 2015 NIM % NIM MBVT Risk Adjusted NIM MBVT Avg NIM - Peer Group

25 FIG Partners Bank CEO Forum September 28 - 29, 2015 Margin Drivers Accretive ▪ Reinvest excess liquidity into loans and investments ▪ Asset prepayments are slowing ▪ Funding costs are stable ▪ Expect continued growth in transaction account balances Dilutive ▪ Marginal loan rates are still below average yields ▪ Balance sheet positioned for rise in interest rates

26 FIG Partners Bank CEO Forum September 28 - 29, 2015 Fee Income Focus on trust and service charge income 4,053 2,163 876 2,923 2,473 3,393 1,369 2,660 779 1,780 718 1,505 - 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500 OD Charges Trust Company Service Charges on Deposits Net Debit Card Fee Income (000's) 2010 2011 2012 2013 2014 YTD June 2015

27 FIG Partners Bank CEO Forum September 28 - 29, 2015 Efficiency Ratio *The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items. (as of 6/30/15) Peer Group consists of banks in New England and New York – see Appendix 65.08% 68.61% 63.60% 30% 32% 34% 36% 38% 40% 42% 44% 46% 48% 50% 52% 54% 56% 58% 60% 62% 64% 66% 68% 70% Merchants Bancshares, Inc.* Merchants Bancshares, Inc. Peer Group

Financial Highlights

($ amounts in thousands, except EPS/ROAA/ROAE/NIM)

	YTD June 2015	2014 Operating*	2014 Reported	2013	2012	2011	2010
Total Assets	$ 1,675,888	$ 1,723,465	$ 1,723,465	$ 1,725,469	$ 1,708,550	$ 1,611,869	$ 1,487,644
Gross Loans	1,203,655	1,182,334	1,182,334	1,166,233	1,082,923	1,027,626	910,794
Investment Securities	388,805	341,894	341,894	393,339	509,088	512,309	466,756
Total Deposits & Customer Repos	1,516,784	1,567,236	1,567,236	1,573,890	1,558,600	1,440,407	1,324,389
Other Long Term Debt	2,279	2,320	2,320	2,403	2,483	22,562	31,139
Total Equity	128,975	125,821	125,821	119,611	118,221	109,537	99,331
Net Interest Income (FTE)	24,306	48,525	48,525	50,955	51,989	51,304	50,348
Provision for Credit Losses	100	150	150	800	950	750	(1,750)
Non-interest Income**	5,423	11,467	11,467	11,014	11,023	10,855	11,390
Merger-related expenses	148	-	-	-	-	-	-
Core Conversion	0	-	1,319	-	-	-	-
Non-interest Expense***	20,488	40,170	42,214	39,534	39,587	40,102	39,356
Net Income	6,452	13,617	12,125	15,131	15,194	14,620	15,461
Diluted EPS	$ 1.02	$ 2.15	$ 1.91	$ 2.40	$ 2.42	$ 2.35	$ 2.51
ROAA	0.75%	0.79%	0.73%	0.90%	0.92%	0.97%	1.07%
ROAE	10.15%	10.71%	9.84%	12.97%	13.37%	14.11%	16.18%
Net Interest Margin	2.95%	3.03%	3.03%	3.15%	3.28%	3.51%	3.65%

*non-interest expense and net income exclude significant, nonrecurring conversion and severance costs
**excludes gains and losses on securities and other assets
***excludes long-term debt prepayment penalties

FIG Partners Bank CEO Forum
September 28-29, 2015

merchants BANCSHARES INC 28

29 FIG Partners Bank CEO Forum September 28 - 29, 2015 Superior Returns – ROA *MBVT ROAA based upon adjusted operating income (excludes significant, nonrecurring conversion and severance costs) 0.50% 0.60% 0.70% 0.80% 0.90% 1.00% 1.10% 2008 2009 2010 2011 2012 2013 2014* Q1 2015 Q2 2015 MBVT ROAA Peer Group ROAA

30 FIG Partners Bank CEO Forum September 28 - 29, 2015 Superior Returns - ROE *MBVT ROAE based upon adjusted operating income (excludes significant, nonrecurring conversion and severance costs) 5.00% 7.00% 9.00% 11.00% 13.00% 15.00% 17.00% 2008 2009 2010 2011 2012 2013 2014* Q1 2015 Q2 2015 MBVT ROAE Peer Group ROAE

31 FIG Partners Bank CEO Forum September 28 - 29, 2015 Strong Growth Tangible Book Value $20.35 8.00 10.00 12.00 14.00 16.00 18.00 20.00 22.00 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 Q1 2015 Q2 2015 CAGR 5.63% - FY'05 through FY'15 Q2 Book Value per Share

32 FIG Partners Bank CEO Forum September 28 - 29, 2015 2014 – A Transition Year ▪ Investments in core system, risk and finance and restructuring of management team provide platform for growth ▪ Modest loan growth and intentional reduction of investment portfolio resulted in increased cash and reduced margin ▪ 2014 earnings reflect modest growth, low risk balance sheet and long term investments

33 FIG Partners Bank CEO Forum September 28 - 29, 2015 Opportunities

34 FIG Partners Bank CEO Forum September 28 - 29, 2015 Deposit Market Share Room to Grow » 56% of Deposit Market Share is Held by Out of State Banks Data source: SNL.com as of 6/30/14 6/30/2014 6/30/13 6/30/12 6/30/11 6/30/10 6/30/09 People's United 2,667,323 2,632,403 2,615,898 2,469,355 2,586,791 2,490,817 TD Banknorth 2,518,158 2,568,284 2,569,294 2,326,146 1,960,974 1,819,737 Merchants Bank 1,311,672 1,315,260 1,241,448 1,104,101 1,037,878 1,016,332 Citizens 783,984 813,942 850,655 787,191 845,755 851,099 Key Bank 672,453 709,681 780,546 706,677 819,359 885,505 Statewide Deposits 6/30/2014 6/30/13 6/30/12 6/30/11 6/30/10 6/30/09 Dollars 11,776,548 11,745,641 11,705,166 10,293,718 10,631,225 10,314,185 State Deposit Base 32.46% 56.40% 11.14% All Other in State Banks All Out of State Banks Merchants Bank

35 FIG Partners Bank CEO Forum September 28 - 29, 2015 2015 Objectives ▪ Expect earnings to build throughout the year leaving us well positioned entering 2016 ▪ Grow Vermont business ▪ Commercial loans – Year - to - date 2015 annualized loan growth of 24% ▪ Trust, Debit Card and Cash Management fees ▪ Control Spending ▪ Based on short term profit contribution

36 FIG Partners Bank CEO Forum September 28 - 29, 2015 2015 Objectives ▪ Continue to build operational, risk and finance capabilities to support growth and resource allocation ▪ Positioned for market expansion via acquisition ▪ Objectives are to enter robust asset generation markets and geographic diversification ▪ We will target companies with growth potential and skilled management ▪ Acquisition of $150 million NUVO Bank & Trust of Springfield, Massachusetts slated for fourth quarter

Investment Highlights

- Experienced and capable senior management team
- Low risk balance sheet
  - Superior loan credit quality
    - Current NPAs to Assets 8 bps – peaked at 105 bps in 2009
    - Net Charge-offs never rose above 19 bps over past six years
  - Investments 100% AAA rated
  - Strong liquidity
  - Core funded
  - Strong capital ratios – Total Risk Based Capital 16.8%
- Sustained strong earnings
- 8 year stock total return over 110%
- Favorable market position – largest statewide independent bank capable of competing with regional and national banks
- Planned expansion in Springfield, MA with the acquisition of NUVO

FIG Partners Bank CEO Forum
September 28-29, 2015
merchants BANCSHARES INC
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38 FIG Partners Bank CEO Forum September 28 - 29, 2015 Appendix

Peer Group

As of June 30, 2015

Company Name	Ticker	Location	Total Assets	Loans/ Deposits (%)	Tang Common Equity/ Tang Assets (%)	Tier 1 Ratio (%)	Market Cap of Traded Common Equity ($M)	Price/ Last-twelve-months EPS (x)	Price/ Book (%)	Price/ Tangible Book (%)	NPAs/ Assets (%)	NCOs/ Avg Loans (%)
Arrow Financial Corp.	AROW	Glens Falls, NY	2,333,371	75.02	7.90	14.24	340.09	13.81	165.01	187.30	0.32	0.05
Bar Harbor Bankshares	BHB	Bar Harbor, ME	1,560,009	110.46	9.21	14.84	194.77	13.27	130.93	135.91	0.71	0.16
Camden National Corp.	CAC	Camden, ME	2,837,921	91.28	7.42	13.66	298.86	11.83	117.36	144.35	0.59	0.14
Century Bancorp Inc.	CNBKA	Medford, MA	3,913,818	54.17	5.16	11.83	148.28	10.32	112.19	113.70	0.18	0.05
Chemung Financial Corp.	CHMG	Elmira, NY	1,553,633	86.42	7.22	10.96	132.00	14.77	96.68	119.75	1.43	0.22
Enterprise Bancorp Inc.	EBTC	Lowell, MA	2,170,477	88.69	7.70	9.32	220.24	14.68	127.80	132.14	1.14	0.07
Evans Bancorp Inc.	EVBN	Hamburg, NY	908,547	91.37	8.89	12.44	99.71	12.30	112.98	124.40	1.60	(0.01)
Financial Institutions Inc.	FISI	Warsaw, NY	3,359,459	75.65	6.04	10.25	347.23	12.68	130.00	174.54	0.32	0.40
First Bancorp Inc.	FNLC	Damariscotta, MI	1,553,340	87.77	8.78	15.02	198.46	12.56	121.11	148.41	0.82	0.36
Hingham Instit. for Savings	HIFS	Hingham, MA	1,633,996	115.05	7.94	13.04	239.91	13.21	184.88	184.88	0.35	0.00
Lake Sunapee Bank Grp	LSBG	Newport, NH	1,511,504	104.68	5.60	12.29	123.12	11.98	91.27	150.69	0.82	0.12
SI Financial Group Inc.	SIFI	Willimantic, CT	1,409,349	107.40	9.65	16.26	144.90	32.92	94.94	107.95	0.76	0.04
United Financial Bancorp	UBNK	Glastonbury, CT	5,680,690	97.81	8.79	11.34	647.49	17.44	105.78	132.56	0.92	0.14
Washington Trust Bancorp Inc.	WASH	Westerly, RI	3,644,477	108.28	8.28	11.79	655.17	14.79	180.86	219.08	0.80	0.03
Westfield Financial Inc.	WFD	Westfield, MA	1,361,686	84.51	10.27	16.23	141.12	23.12	100.93	100.93	0.62	0.19
Minimum			**908,547**	**54.17**	**5.16**	**9.32**	**99.71**	**10.32**	**91.27**	**100.93**	**0.18**	**(0.01)**
Median			**1,633,996**	**91.28**	**7.94**	**12.44**	**198.46**	**13.27**	**117.36**	**135.91**	**0.76**	**0.12**
Average			**2,362,152**	**91.90**	**7.92**	**12.90**	**262.09**	**15.31**	**124.85**	**145.11**	**0.76**	**0.13**
Maximum			**5,680,690**	**115.05**	**10.27**	**16.26**	**655.17**	**32.92**	**184.88**	**219.08**	**1.60**	**0.40**
Merchants Bancshares Inc.	**MBVT**	**South Burlingto**	**1,675,888**	**89.37**	**7.70**	**15.56**	**183.43**	**15.64**	**135.66**	**135.66**	**0.08**	**0.01**

Selected publicly traded banking institutions in New England and New York approximately half to twice our size in assets as of 6/30/2015

FIG Partners Bank CEO Forum
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merchants BANCSHARES INC

39

40 FIG Partners Bank CEO Forum September 28 - 29, 2015 Acquisition of NUVO Bank & Trust Company

41 FIG Partners Bank CEO Forum September 28 - 29, 2015 Additional Information About the NUVO Transaction Neither this Presentation nor any of its Appendices constitutes an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities . The proposed acquisition of NUVO by Merchants, which will be structured as a merger of NUVO with and into Merchants’ wholly - owned subsidiary, Merchants Bank, will be submitted to the shareholders of NUVO for their consideration at a special meeting to be held later this year . Merchants has filed with the SEC a Registration Statement on Form S - 4 that included a proxy statement of NUVO for the special meeting, which also constitutes a prospectus of Merchants . Investors and security holders are urged to read the registration statement and the proxy statement/prospectus regarding the proposed merger, as well as other documents filed with the SEC, because they contain important information about the merger and the parties to the transaction . You may obtain a free copy of the proxy statement/prospectus and other related documents filed by Merchants with the SEC at the SEC’s website at www . sec . gov . You may also obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Merchants on its website, at www . mbvt . com . Copies of the proxy statement/prospectus can be obtained without charge, when available, by directing a request to Merchants Bancshares, Inc . , 275 Kennedy Drive, P . O . Box 1009 , South Burlington, VT 05402 , or to NUVO Bank & Trust Company, 1500 Main Street, P . O . Box 15209 , Springfield, Massachusetts 01115 - 5209 . Participants in the Transaction Merchants Bancshares, Inc . , Merchants Bank, NUVO Bank & Trust Company and their respective directors, executive officers and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from the shareholders of NUVO in connection with the merger . Information about the directors and executive officers of NUVO and their ownership of NUVO common stock and other securities, and the interests of such participants in the proposed transaction, may be obtained by reading the proxy statement/prospectus when it becomes available .

42 FIG Partners Bank CEO Forum September 28 - 29, 2015 Transaction Overview Merger Consideration Approximately $21.8 million, or $7.15 per share • NUVO shareholders elect to receive either 0.2416 shares of Merchants common stock or $7.15 in cash per NUVO common share, subject to a split of approximately 75% stock, 25% cash • Stock options cashed out for difference between $7.15 and exercise price (1) • Warrants either cashed out or converted to equivalent Merchants warrants (1) Pricing Metrics 133% Price to tangible book value (at December 31, 2014) 8.5% Premium to core deposits 51.9x Price to last twelve months’ earnings Board, Management and Operations • Donald R. Chase (Chairman) to join Merchants Bancshares and Merchants Bank boards of directors • M. Dale Janes (CEO) and Jeffrey S. Sattler (President) under employment agreements • NUVO operates as a uniquely branded division of Merchants Bank post closing Key Financial Assumptions • Cost savings estimated at 25%; phased in over first year following closing • Core deposit intangible estimated to be 1.0%, amortized over 10 years • Gross loan mark projected to be 1.75% of total loans ($2.66 million at closing) • One - time merger costs of approximately $2.5 million, after - tax Completion of Transaction Anticipated during the fourth quarter of 2015 EPS accretion and TBV dilution / earn back Accretive to earnings per share in first full year (2016) Approximate 3% TBV dilution; earn back anticipated in less than 3.5 years (1) 154,300 options at exercise price of $5.00; 487,227 warrants issued in 2013 at exercise price of $5.00; 142,261 Organize rs’ warrants at exercise price of $10.00.

NUVO Bank & Trust Company



Canaan
Plattsburgh
Burke Hollow
Berlin
Montpelier
93
Middlebury
North Conway
302
Rutland
Laconia
Biddeford
Concord
Dover
Keene
Manchester
Fitchburg
Lowell
MASSACHUSETTS
90
Boston
Springfield
Brockton
Westfield
Woonsocket

- Merchants Bancshares, Inc. (32 branches)
- NUVO Bank & Trust Company (1 branch)

Company Description:

- Founded in 2008, NUVO operates 1 branch in Springfield, MA and emphasizes small to medium sized businesses and professionals.
- Strong commercial lending platform with Commercial Real Estate and Commercial & Industrial loans comprising 64% of their total loans.

Key Leadership:

- Donald Chase (Chairman)
  - Former President and CEO of Westbank Corporation, $800 million multi-state public bank headquartered in West Springfield, MA (1);
  - Experienced in executing transactions including two acquisitions.
- Dale Janes (CEO)
  - 24 years of banking industry experience, with the majority spent in Western Massachusetts. Previous lending and leadership positions at Shawmut, BayBank, BankBoston and Sovereign.
- Jeffrey Sattler (President)
  - 30 years of banking experience in the Western Massachusetts market including lending and leadership positions at Third National Bank, BayBank and TD Bank.

Source: SNL Financial
(1) Westbank was acquired by NewAlliance in 2007.

FIG Partners Bank CEO Forum
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merchants BANCSHARES INC 43

44 FIG Partners Bank CEO Forum September 28 - 29, 2015 NUVO Financial Summar y ________ Source: SNL Financial as of 12/31/2014 based on bank regulatory data Financial Summary Total Assets ($000s) Total Loans ($000s) Total Deposits ($000s) Total Equity ($000s) Loans/ Deposits (%) LTM ROAA (%) LTM ROAE (%) Net Interest Margin (%) Noninterest Income/ Avg Assets (%) Noninterest Expense/ Avg Assets (%) YoY Loan Growth Rate (%) FTE Employees Leverage Ratio (%) Total Risk Based Capital Ratio (%) NPAs/ Assets (%) 153,480 138,757 133,756 15,189 103.74 0.28 2.83 3.64 0.23 2.69 16.87 17 9.05 11.10 0.00 Loan Composition Deposit Composition Owner Occupied CRE, 28% Non - Owner Occupied CRE, 10% Multi - Family, 5% C&I, 26% Consumer/ Other, 8% Residential Mortgages, 19% Home Equity, 4% Non - interest bearing, 12% NOW & MMDA, 37% Retail Time, 38% Jumbo Time, 13%

45 FIG Partners Bank CEO Forum September 28 - 29, 2015 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 Springfield City, MA Hampden County, MA Vermont 0 10,000 20,000 30,000 40,000 50,000 60,000 70,000 Springfield City, MA Hampden County, MA Vermont Springfield, MA Expansion Opportunity ________ Source: SNL Financial, U.S. Census Bureau 2015 Population 2015 Median Household Income ($) 0 100,000 200,000 300,000 400,000 500,000 600,000 700,000 Springfield City, MA Hampden County, MA Vermont 0 10,000 20,000 30,000 40,000 50,000 60,000 70,000 Springfield City, MA Hampden County, MA Vermont Businesses Business Sales ($ millions)

46 FIG Partners Bank CEO Forum September 28 - 29, 2015 Transaction Rationale • Attractive financial metrics • Accretive to earnings beginning first full year (2016); • TBV dilution of approximately 3% with earn back inside 3.5 years; • Internal rate of return in excess of 18%. • Contiguous market with significant growth potential • Expand MBVT footprint outside of Vermont to more densely populated Springfield, MA market; • Potential for larger credits, lower cost of funds, and municipal, mortgage banking and asset management opportunities; • Seeking additional professionals to further accelerate business opportunity; • Anticipate loan growth well in excess of NUVO historical experience; • Attractive deployment of MBVT low cost of deposits. • Commercial - oriented leadership team that remains with MBVT post transaction • Donald Chase ( NUVO Chairman) joining MBVT bank and holding company boards; • Dale Janes (CEO) and Jeff Sattler (President) under contract post closing. • Reasonable sized, one branch institution facilitates integration and maintains focus on growth

47 FIG Partners Bank CEO Forum September 28 - 29, 2015 Questions?